TREDEGAR REPORTS THIRD QUARTER 2024 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/8/2024--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported third quarter financial results for the period ended September 30, 2024.
Third quarter 2024 net income (loss) was $(3.9) million ($(0.11) per diluted share) compared to $(50.4) million ($(1.47) per diluted share) in the third quarter of 2023.  Net income (loss) from ongoing operations, which excludes special items, was $0.2 million ($0.01 per diluted share) in the third quarter of 2024 compared with $(5.1) million ($(0.15) per diluted share) in the third quarter of 2023. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2024 and 2023, is provided in Note (a) to the Financial Tables in this press release.
Third Quarter Financial Results and Other Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions was $6.2 million in the third quarter of 2024 versus $5.1 million in the third quarter of last year and $12.9 million in the second quarter of 2024.
◦Sales volume was 34.6 million pounds in the third quarter of 2024 versus 32.5 million pounds in the third quarter of last year and 34.9 million pounds in the second quarter of 2024.
◦Open orders at the end of the third quarter of 2024 were approximately 15.5 million pounds (versus 17 million pounds in the third quarter of 2023 and 14 million pounds at the end of the second quarter of 2024). Net new orders increased 27% in the third quarter of 2024 versus the third quarter of 2023 and increased 7% versus the second quarter of 2024.
•EBITDA from ongoing operations for PE Films was $5.9 million in the third quarter of 2024 versus $4.0 million in the third quarter of 2023 and $10.1 million in the second quarter of 2024. Sales volume was 9.6 million pounds in the third quarter of 2024 versus 7.2 million pounds in the third quarter of 2023 and 10.5 million pounds in the second quarter of 2024.
•On November 1, 2024, Tredegar completed the sale of Terphane, its flexible packaging films business headquartered in Brazil, to Oben Group. At closing, Tredegar received $60 million in cash, which is net of Terphane debt assumed by Oben Group of $20 million and Terphane cash retained by Oben Group of $2 million. Accordingly, on a cash-free and debt-free basis, the enterprise value of the Terphane transaction at closing for Tredegar was $78 million. Tredegar anticipates receiving an additional $7 million in cash following the release of certain escrow funds within 120 days of closing. The cash proceeds received by Tredegar at closing are after deducting projected Brazil withholding taxes, net working capital adjustments, escrow funds, U.S. capital gains taxes and transaction expenses. See "Flexible Packaging Films" below.
John Steitz, Tredegar’s president and chief executive officer, said, "Our ongoing operations for the third quarter were disappointingly at the break-even level due to low profitability at Bonnell Aluminum from unfavorable cost events, including manufacturing inefficiencies. On the favorable side, net new orders were up 7% over the second quarter but with margin pressures from imports and excess industry capacity."
Mr. Steitz continued, "Regarding the trade case brought by a coalition of aluminum extruders and the United Steelworkers against 14 countries, we were very disappointed by the split negative vote by the U.S. International Trade Commission and the surprising recusal of one of its members. The USITC decision on October 30 indicated that it believes the industry was not materially injured by reason of the subject imports, despite preliminary determinations by the U.S. Department of Commerce of pricing below fair value and receiving unfair subsidies. The coalition is evaluating next steps for challenging the decision."
Mr. Steitz added, "PE Films performance during the third quarter moderated as expected from an exceptional first half but was better than anticipated."
Mr. Steitz further stated, "We closed on the sale of Terphane on November 1. This completes a strategic goal that we've been working on for well over a year. Net debt-free after-tax proceeds were $78 million, driving our net leverage ratio down from 2.3x at the end of the third quarter to 1.2x on a pro forma basis. Another $7 million of cash proceeds is expected from the release of certain escrow funds upon completion of the up to 120-day post-closing adjustment period."

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (also referred to as "Bonnell Aluminum") produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction ("B&C"), automotive and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2024	2023		2024	2023
Sales volume (lbs)	34,556	32,457	6.5%	103,303	105,511	(2.1)%
Net sales	$115,717	$109,410	5.8%	$349,353	$364,607	(4.2)%
Ongoing operations:
EBITDA	$6,177	$5,113	20.8%	$31,624	$29,968	5.5%
Depreciation & amortization	(4,404)	(4,683)	6.0%	(13,392)	(13,252)	(1.1)%
EBIT*	$1,773	$430	NM**	$18,232	$16,716	9.1%
Capital expenditures	$1,449	$4,489		$4,461	$17,862
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
**Not meaningful ("NM")

The following table presents the sales volume by end use market for the three and nine months ended September 30, 2024 and 2023, and the three months ended June 30, 2024.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Nine Months Ended		Favorable/
(In millions of lbs)	September 30,		(Unfavorable)	June 30,	(Unfavorable)	September 30,		(Unfavorable)
	2024	2023	% Change	2024	% Change	2024	2023	% Change
Sales volume by end-use market:
Non-residential B&C	18.7	17.9	4.5%	20.3	(7.9)%	59.1	59.8	(1.2)%
Residential B&C	2.4	1.6	50.0%	2.2	9.1%	6.2	6.2	—%
Automotive	3.2	3.9	(17.9)%	2.9	10.3%	9.3	10.6	(12.3)%
Specialty products	10.3	9.1	13.2%	9.5	8.4%	28.7	28.9	(0.7)%
Total	34.6	32.5	6.5%	34.9	(0.9)%	103.3	105.5	(2.1)%
Third Quarter 2024 Results vs. Third Quarter 2023 Results
Net sales (sales less freight) in the third quarter of 2024 increased 5.8% versus the third quarter of 2023 primarily due to higher sales volume and the pass-through of higher metal costs, partially offset by lower pricing associated with a shift in mix. Sales volume in the third quarter of 2024 increased 6.5% versus the third quarter of 2023 but decreased 0.9% versus the second quarter 2024.
Net new orders, which remain low compared to pre-pandemic levels, increased 27.3% in the third quarter of 2024 versus the third quarter of 2023 and increased 7% versus the second quarter of 2024. Since January 2021, net new orders for the Company's aluminum extruded products have generally tracked the ISM® Manufacturing PMI®. In addition, the Architecture Billings Index (ABI), a key leading indicator for non-residential B&C, has demonstrated a decline in billings (i.e., an index below 50) for the last 20 months ended September 2024. The Company believes that net new orders continue to be below pre-pandemic levels due to higher interest rates, tighter lender requirements and the increase in remote working, which particularly impacts the non-residential B&C end-use market. In addition, data indicates that aluminum extrusion imports have increased significantly in recent years, especially during the pandemic, and some of Bonnell Aluminum’s customers have increased their sourcing of aluminum extrusions from producers outside of the U.S.
Open orders at the end of the third quarter of 2024 were 15.5 million pounds (versus 14 million pounds at the end of the second quarter of 2024 and 17 million pounds at the end of the third quarter of 2023). This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions (particularly starting in early 2021 with the re-opening of markets following the rollout of vaccines) that resulted in long lead times, driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022.

The Company is part of a coalition of members of the Aluminum Extruders Council that filed a trade case with the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) against 15 countries in response to alleged large and increasing volumes of unfairly priced imports of aluminum extrusions since 2019. In November 2023, the USITC found that there is a reasonable indication that the American aluminum extrusions industry is materially injured or threatened with injury due to imports from 14 countries, including China. On September 27, 2024, the USDOC announced its final determinations that aluminum extrusion producers and exporters in 14 countries, including China, sold aluminum extrusions at less-than-fair value in the U.S. The final USITC vote on October 30, 2024, indicated that it believes that the industry was not materially injured by reason of the subject imports, despite the USDOC determinations of pricing below fair value and receiving unfair subsidies. The coalition is evaluating next steps for challenging the decision.
EBITDA from ongoing operations in the third quarter of 2024 increased $1.1 million versus the third quarter of 2023 primarily due to:
•Higher volume ($1.8 million), favorable variable manufacturing costs ($1.7 million), lower labor-related costs ($0.1 million) and lower freight rates ($0.2 million), partially offset by unfavorable net pricing after the pass-through of metal cost and changes associated with a shift in mix ($1.1 million), manufacturing inefficiencies ($0.8 million), higher maintenance expense ($0.4 million) and higher selling, general and administrative ("SG&A") expenses, including other employee-related compensation ($0.8 million); and
•The timing of the flow-through under the first-in first-out ("FIFO") method of aluminum raw material costs, which were previously acquired at higher prices in a quickly changing commodity pricing environment and passed through to customers, resulted in a charge of $1.0 million in the third quarter of 2024 versus a charge of $1.2 million in the third quarter of 2023.
First Nine Months of 2024 Results vs. First Nine Months of 2023 Results
Net sales in the first nine months of 2024 decreased 4.2% versus the first nine months of 2023 primarily due to lower sales volume and the pass-through of lower metal costs. Sales volume in the first nine months of 2024 decreased 2.1% versus the first nine months of 2023.
EBITDA from ongoing operations in the first nine months of 2024 increased $1.7 million in comparison to the first nine months of 2023 primarily due to:
•Higher net pricing after the pass-through of metal cost changes and mix ($2.0 million), favorable variable manufacturing costs ($3.7 million), lower utilities ($0.2 million) and lower freight rates ($0.9 million), partially offset by lower volume ($1.6 million), manufacturing inefficiencies ($0.8 million), higher labor and employee-related costs ($0.1 million), and higher SG&A, including other employee-related compensation ($2.4 million); and
•The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired at higher prices in a quickly changing commodity pricing environment and passed through to customers, resulted in a charge of $1.0 million in the first nine months of 2024 versus a charge of $0.8 million in the first nine months of 2023.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2024 ("Third Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $8 million in 2024, including $4 million for productivity projects and $4 million for capital expenditures required to support continuity of operations. The projected spending reflects stringent spending measures that the Company has implemented to control its financial leverage (See "Total Debt, Financial Leverage and Debt Covenants" section below for more information). The multi-year implementation of new enterprise resource planning and manufacturing execution systems ("ERP/MES") has been reorganized with the timing for the go-live date being uncertain. The ERP/MES project commenced in 2022, with spending to-date of approximately $21 million. Depreciation expense is projected to be $16 million in 2024. Amortization expense is projected to be $2 million in 2024.

PE Films
PE Films produces surface protection films, polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2024	2023		2024	2023
Sales volume (lbs)	9,640	7,224	33.4%	30,223	20,837	45.0%
Net sales	$24,879	$19,938	24.8%	$78,811	$56,036	40.6%
Ongoing operations:
EBITDA	$5,876	$4,037	45.6%	$22,913	$6,700	NM**
Depreciation & amortization	(1,299)	(2,111)	38.5%	(3,944)	(5,305)	25.7%
EBIT*	$4,577	$1,926	NM**	$18,969	$1,395	NM**
Capital expenditures	$517	$431		$1,127	$1,506
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
**Not meaningful ("NM")

Third Quarter 2024 Results vs. Third Quarter 2023 Results
Net sales in the third quarter of 2024 were 24.8% higher compared to the third quarter of 2023, with volume increases in Surface Protection and overwrap films. Surface Protection sales volume in the third quarter of 2024 increased 37.5% versus the third quarter of 2023 and declined 16.5% versus the second quarter of 2024. Surface Protection sales volume began to moderate during the third quarter of 2024, following extremely high sales volume in the second quarter associated with the restocking of Surface Protection customer inventories.
EBITDA from ongoing operations in the third quarter of 2024 increased $1.8 million versus the third quarter of 2023, primarily due to:
•A $2.4 million increase in Surface Protection primarily due to higher contribution margin associated with higher volume ($2.0 million) and manufacturing costs savings ($1.1 million), partially offset by unfavorable pricing ($0.2 million) and higher SG&A ($0.1 million);
•A foreign currency transaction loss of $0.2 million in the third quarter of 2024 versus no gain or loss in the third quarter of 2023;
•The pass-through lag associated with resin costs (a charge of $0.2 million in the third quarter of 2024 versus a benefit of $0.1 million in the third quarter of 2023); and
•A $0.6 million decrease in overwrap films, primarily due to pricing and mix.
There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for PE Films in the past 2.5 years, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the first half of 2024, the second and first halves of 2023 and the second and first halves of 2022 were $17.0 million, $8.6 million, $2.7 million, $(2.2) million and $14.1 million, respectively, which averages approximately $4 million per quarter.
First Nine Months of 2024 Results vs. First Nine Months of 2023 Results
Net sales in the first nine months of 2024 increased 40.6% compared to the first nine months of 2023 primarily due to an increase in sales volume in Surface Protection, as a result of factors noted above. Sales volume increased 62.3% in Surface Protection in the first nine months of 2024 versus the first nine months of 2023.
EBITDA from ongoing operations in the first nine months of 2024 increased $16.2 million versus the first nine months of 2023, primarily due to:
•A $16.0 million increase in Surface Protection primarily due to higher contribution margin associated with substantially higher volume ($9.4 million), operating efficiencies and manufacturing costs savings ($5.9 million), favorable pricing ($0.3 million), lower fixed costs ($0.2 million) and lower SG&A, including lower costs associated with the closure of the Richmond Technical Center in 2023 ($1.2 million);

•A foreign currency transaction loss of $0.1 million in the first nine months of 2024 versus a gain of $0.3 million in the first nine months of 2023;
•The pass-through lag associated with resin costs (a charge of $0.7 million in the first nine months of 2024 versus a charge of $0.1 million in the first nine months of 2023); and
•A $0.2 million increase from overwrap films, primarily due to cost improvements ($1.0 million), partially offset by a shift in mix ($0.8 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Third Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2024, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2024. There is no amortization expense for PE Films.
Flexible Packaging Films
On November 1, 2024, Tredegar completed the sale of Terphane, its flexible packaging films business headquartered in Brazil, to Oben Group. At closing, Tredegar received $60 million in cash, which is net of Terphane debt assumed by Oben Group of $20 million and Terphane cash retained by Oben Group of $2 million. Accordingly, on a cash-free and debt-free basis, the enterprise value of the Terphane transaction at closing for Tredegar was $78 million. Tredegar anticipates receiving an additional $7 million in cash following the release of certain escrow funds within 120 days of closing. The cash proceeds received by Tredegar at closing are after deducting projected Brazil withholding taxes, net working capital adjustments, escrow funds, U.S. capital gains taxes and transaction expenses. As of September 30, 2024, the Company reported results for Terphane as a continuing operation, due to the uncertainty related to the Brazilian merger review process. For additional information refer to Note 11 in the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q. Certain pro forma financial information is provided in Note (j) to the Financial Tables in this press release. Refer to the Form 8-K filed by the Company on November 6, 2024 regarding the full pro forma impact of the sale of Terphane through the second quarter of 2024.
Corporate Expenses, Interest & Taxes
Corporate expenses, net in the first nine months of 2024 decreased $13.7 million compared to the first nine months of 2023 primarily due to lower pension expense as a result of the pension plan termination completed in 2023 ($10.1 million) and lower business development activities ($3.4 million). Further information on gains and losses associated with special items impacting corporate expenses, net is provided in the accompanying tables.
Interest expense of $10.3 million in the first nine months of 2024 increased $2.5 million compared to the first nine months of 2023 due to higher average debt and higher interest rates.
The effective tax rate was 30.5% in the first nine months of 2024 compared to 18.8% in the first nine months of 2023. The change in effective tax rate was primarily due to pre-tax income in the first nine months of 2024 versus a pre-tax loss in the first nine months of 2023. The change in effective tax rate was primarily due to pre-tax income in the first nine months of 2024 versus a pre-tax loss in the first nine months of 2023. During the first nine months of 2024, Tredegar increased the valuation allowance on existing deferred tax assets as a result of the sale of Terphane by $1.0 million. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 18.5% for the first nine months of 2024 versus (12.0)% for the first nine months of 2023 (see also Note (e) to the Financial Tables). Refer to Note 8 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) and the U.S. federal statutory rate for 2024 and 2023.
Total Debt, Financial Leverage and Debt Covenants
Total debt was $143.4 million at September 30, 2024 and $146.3 million at December 31, 2023. Cash, cash equivalents and restricted cash was $6.6 million at September 30, 2024 and $13.5 million at December 31, 2023. Net debt (total debt in excess of cash, cash equivalents and restricted cash), a non-GAAP financial measure, was $136.8 million at September 30, 2024 and $132.8 million at December 31, 2023. See Note (f) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
The sale of Terphane resulted in a reduction of consolidated total debt and net debt of $78 million, with an additional reduction of $7 million expected from the release of escrow funds by March 1, 2025.
The Company has been focused on stringent management of net working capital, capital expenditures and costs since a slowdown in business began in 2023. Total debt decreased $2.9 million and net debt increased $4.0 million in the first nine months of 2024 versus the end of 2023 primarily due to higher net working capital from low levels at the end of last year and to support the recovery the Company believes is underway in its businesses and seasonal fluctuations, which were nearly fully offset by net cash flow from operations after capital expenditures.
As of September 30, 2024, the Company was in compliance with all covenants under its $180 million asset-based credit agreement, which matures June 30, 2026 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties and owned machinery and equipment. As of September 30, 2024, funds available to borrow under the ABL Facility were approximately $30 million and $38 million on a pro forma basis after giving effect to the completion of the sale of Terphane and the use of the related proceeds. The median daily liquidity under the ABL Facility during the third quarter of 2024 was favorable at $30 million compared with a median of $27 million during the second quarter of 2024. Refer to Note 10 in the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q for additional details on the primary debt covenants. Refer to Note (j) to the Financial Tables in this press release below for debt covenant modifications associated with the divestiture of Terphane.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•inability to successfully complete strategic dispositions, failure to realize the expected benefits of such dispositions and assumption of unanticipated risks in such dispositions;
•failure by governmental entities to prevent foreign companies from evading anti-dumping and countervailing duties;
•noncompliance with any of the financial and other restrictive covenants in the Company's asset-based credit facility;
•the impact of macroeconomic factors, such as inflation, interest rates, recession risks and other lagging effects of the COVID-19 pandemic;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic and regulatory factors concerning the Company’s products;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•an information technology system failure or breach;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;

•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•impairment of the Surface Protection reporting unit's goodwill;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,500 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Sales	$182,051	$166,192	$548,022	$535,481
Other income (expense), net (c)(d)	(22)	(51)	310	210
	182,029	166,141	548,332	535,691

Cost of goods sold (c)	151,676	144,539	442,384	457,332
Freight	7,085	6,733	20,833	19,977
Selling, R&D and general expenses (c)	22,270	22,144	60,934	60,619
Amortization of intangibles	462	465	1,410	1,433
Pension and postretirement benefits	54	3,118	163	9,955
Interest expense	3,480	3,106	10,314	7,791
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	—	4,633	587	4,702
Pension settlement loss	—	25,612	—	25,612
Goodwill impairment	—	19,478	—	34,891
Total	185,027	229,828	536,625	622,312
Income (loss) before income taxes	(2,998)	(63,687)	11,707	(86,621)
Income tax expense (benefit) (c)	948	(13,307)	3,573	(16,307)
Net income (loss)	$(3,946)	$(50,380)	$8,134	$(70,314)

Earnings (loss) per share:
Basic	$(0.11)	$(1.47)	$0.24	$(2.06)
Diluted	$(0.11)	$(1.47)	$0.24	$(2.06)

Shares used to compute earnings (loss) per share:
Basic	34,391	34,264	34,364	34,081
Diluted	34,391	34,264	34,364	34,081

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net Sales
Aluminum Extrusions	$115,717	$109,410	$349,353	$364,607
PE Films	24,879	19,938	78,811	56,036
Flexible Packaging Films	34,370	30,111	99,025	94,861
Total net sales	174,966	159,459	527,189	515,504
Add back freight	7,085	6,733	20,833	19,977
Sales as shown in the condensed consolidated statements of income	$182,051	$166,192	$548,022	$535,481
EBITDA from Ongoing Operations (i)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$6,177	$5,113	$31,624	$29,968
Depreciation & amortization	(4,404)	(4,683)	(13,392)	(13,252)
EBIT (b)	1,773	430	18,232	16,716
Plant shutdowns, asset impairments, restructurings and other (c)	(2,170)	(1,483)	(4,986)	(1,821)
PE Films:
Ongoing operations:
EBITDA (b)	5,876	4,037	22,913	6,700
Depreciation & amortization	(1,299)	(2,111)	(3,944)	(5,305)
EBIT (b)	4,577	1,926	18,969	1,395
Plant shutdowns, asset impairments, restructurings and other (c)	—	(4,566)	(584)	(4,565)
Goodwill impairment	—	(19,478)	—	(34,891)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	3,749	477	8,915	2,076
Depreciation & amortization	(708)	(704)	(2,191)	(2,115)
EBIT (b)	3,041	(227)	6,724	(39)
Plant shutdowns, asset impairments, restructurings and other (c)	(103)	—	(103)	(79)
Total	7,118	(23,398)	38,252	(23,284)
Interest income	8	62	36	135
Interest expense	3,480	3,106	10,314	7,791
Gain on investment in kaleo, Inc. ("kaléo") (d)	—	—	144	262
Stock option-based compensation costs	—	—	—	231
Pension settlement loss	—	25,612	—	25,612
Corporate expenses, net (c)	6,644	11,633	16,411	30,100
Income (loss) before income taxes	(2,998)	(63,687)	11,707	(86,621)
Income tax expense (benefit)	948	(13,307)	3,573	(16,307)
Net income (loss)	$(3,946)	$(50,380)	$8,134	$(70,314)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash & cash equivalents	$2,724	$9,660
Restricted cash	3,864	3,795
Accounts & other receivables, net	81,636	67,938
Income taxes recoverable	954	1,182
Inventories	88,058	82,037
Prepaid expenses & other	11,026	12,065
Total current assets	188,262	176,677
Net property, plant and equipment	168,688	183,455
Right-of-use leased assets	15,663	11,848
Identifiable intangible assets, net	8,361	9,851
Goodwill	35,717	35,717
Deferred income taxes	22,765	25,034
Other assets	3,085	3,879
Total assets	$442,541	$446,461
Liabilities and Shareholders’ Equity
Accounts payable	$89,070	$95,023
Accrued expenses	24,000	24,442
Lease liability, short-term	2,824	2,107
Short-term debt	1,356	—
ABL revolving facility (matures on June 30, 2026) (h)	122,000	126,322
Income taxes payable	8	1,210
Total current liabilities	239,258	249,104
Lease liability, long-term	13,963	10,942
Long-term debt	20,000	20,000
Pension and other postretirement benefit obligations, net	6,464	6,643
Other non-current liabilities	4,408	4,119
Shareholders’ equity	158,448	155,653
Total liabilities and shareholders’ equity	$442,541	$446,461

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$8,134	$(70,314)
Adjustments for noncash items:
Depreciation	18,372	19,516
Amortization of intangibles	1,410	1,433
Reduction of right-of-use lease asset	1,735	1,633
Goodwill impairment	—	34,891
Deferred income taxes	2,975	(16,820)
Accrued pension income and post-retirement benefits	163	9,955
Pension settlement loss		25,612
Stock-based compensation expense	1,950	1,196
Gain on investment in kaléo	(144)	(262)
Write-down of Richmond, Virginia Technical Center assets	—	3,387
Changes in assets and liabilities:
Accounts and other receivables	(14,683)	14,630
Inventories	(8,711)	49,589
Income taxes recoverable/payable	(952)	(1,688)
Prepaid expenses and other	(286)	(142)
Accounts payable and accrued expenses	(3,454)	(27,970)
Lease liability	(2,118)	(1,669)
Pension and postretirement benefit plan contributions	(455)	(455)
Other, net	2,117	1,716
Net cash provided by (used in) operating activities	6,053	44,238
Cash flows from investing activities:
Capital expenditures	(7,696)	(22,270)
Proceeds on sale of investment in kaléo	144	262
Proceeds from the sale of assets	83	—
Net cash provided by (used in) investing activities	(7,469)	(22,008)
Cash flows from financing activities:
Borrowings	519,274	87,000
Debt principal payments	(522,240)	(69,000)
Dividends paid	—	(8,884)
Debt financing fees	(587)	(1,404)
Net cash provided by (used in) financing activities	(3,553)	7,712
Effect of exchange rate changes on cash	(1,898)	(570)
Increase (decrease) in cash, cash equivalents and restricted cash	(6,867)	29,372
Cash, cash equivalents and restricted cash at beginning of period	13,455	19,232
Cash, cash equivalents and restricted cash at end of period	$6,588	$48,604

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and nine months ended September 30, 2024 and 2023 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2024	2023	2024	2023
Net income (loss) as reported under GAAP[1]	$(3.9)	$(50.4)	$8.1	$(70.3)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	3.7	0.5	3.8
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	(0.1)	(0.2)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	0.7	—	1.5
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane	1.8	—	1.8	—
Other	2.3	3.4	5.7	6.0
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	2.4	—	7.6
Pension settlement loss[2]	—	20.0	—	20.0
Goodwill impairment[3]	—	15.1	—	27.0
Net income (loss) from ongoing operations[1]	$0.2	$(5.1)	$16.0	$(4.6)

Earnings (loss) per share as reported under GAAP (diluted)	$(0.11)	$(1.47)	$0.24	$(2.06)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.11	0.01	0.11
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	—	(0.01)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	0.02	—	0.04
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane	0.05	—	0.05	—
Other	0.07	0.10	0.17	0.18
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	0.07	—	0.23
Pension settlement loss[2]	—	0.58	—	0.59
Goodwill impairment[3]	—	0.44	—	0.79
Earnings (loss) per share from ongoing operations (diluted)	$0.01	$(0.15)	$0.47	$(0.13)
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e). 2. For more information, see Note (g). 3. For more information, see Note (k).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  The Company uses sales less freight ("net sales") as its measure of revenues from external customers. For more business segment information, see Note 9 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and nine months ended September 30, 2024 and 2023 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.7	$0.5	2.1	1.6
Storm damage to the Newnan, Georgia plant[1]	—	—	0.3	0.2
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.4	0.3	0.9	0.7
Resolution of customer quality complaint[4]	0.8	0.6	0.8	0.6
Total for Aluminum Extrusions	$1.9	$1.4	$4.1	$3.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
Richmond, Virginia Technical Center closure expenses, including severance[2]	$—	$—	0.3	0.2
Richmond, Virginia Technical Center lease abandonment[2]	—	—	0.3	0.3
Total for PE Films	$—	$—	$0.6	$0.5
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.1	$0.1	$0.1	$0.1
Total for Flexible Packaging Films	$0.1	$0.1	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.7	$0.5	$1.6	$1.3
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.3	0.2	1.6	1.2
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.3	0.2
Group annuity contract premium expense adjustment[3]	—	—	(0.2)	(0.2)
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane[5]	—	1.8	—	1.8
Total for Corporate	$1.1	$2.6	$3.3	$4.3
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. For more information, refer to Note 1 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income. For more information, see Note (g).
4. Included in “Sales” in the condensed consolidated statements of income.
5. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1	$0.1	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	1.2	0.9	1.2	0.9
Storm damage to the Newnan, Georgia plant[1]	0.1	0.1	0.5	0.3
Total for Aluminum Extrusions	$1.4	$1.1	$1.8	$1.3
PE Films:
(Gain) losses from sale of assets, investment writedowns and other items:
Write-down of Richmond, Virginia Technical Center assets[6]	$3.4	$2.6	$3.4	$2.6
Richmond, Virginia Technical Center expenses, including severance[6]	1.1	1.0	1.1	1.0
Goodwill impairment[4]	19.5	15.1	34.9	27.0
Total for PE Films	$24.0	$18.7	$39.4	$30.6
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$2.9	$2.2	$4.8	$3.8
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.2	0.2	1.2	1.0
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.2	0.1
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	—	—	(0.2)	(0.1)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[5]	—	0.7	—	1.5
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.1	2.4	9.9	7.6
Pension settlement loss[3]	25.6	20.0	25.6	20.0
Total for Corporate	$31.8	$25.5	$41.5	$33.9
1.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
2.Included in “Other income (expense), net” in the condensed consolidated statements of income.
3.For more information, see Note (g).
4.For more information, see Note (k).
5. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
6.For more information, refer to Note 1 to the Company's Condensed Consolidated Financial Statements in the Third Quarter From 10-Q.

(d)    On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. In April 2024 and January 2023, additional cash consideration of $0.1 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and nine months ended September 30, 2024 and 2023 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2024	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(3.0)	$0.9	$(3.9)	(31.6)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	3.1	(1.0)	4.1
Net income (loss) from ongoing operations	$0.1	$(0.1)	$0.2	NM*
Three Months Ended September 30, 2023
Net income (loss) reported under GAAP	$(63.7)	$(13.3)	$(50.4)	20.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	4.6	0.9	3.7
(Gains) losses from sale of assets and other	4.4	0.3	4.1
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.1	0.7	2.4
Pension settlement loss	25.6	5.6	20.0
Goodwill impairment	19.5	4.4	15.1
Net income (loss) from ongoing operations	$(6.5)	$(1.4)	$(5.1)	21.7%
Nine Months Ended September 30, 2024
Net income (loss) reported under GAAP	$11.7	$3.6	$8.1	30.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	7.4	—	7.4
Net income (loss) from ongoing operations	$19.7	$3.7	$16.0	18.5%
Nine Months Ended September 30, 2023
Net income (loss) reported under GAAP	$(86.6)	$(16.3)	$(70.3)	18.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	4.7	0.9	3.8
(Gains) losses from sale of assets and other	7.4	0.1	7.3
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	9.9	2.3	7.6
Pension settlement loss	25.6	5.6	20.0
Goodwill impairment	34.9	7.9	27.0
Net income (loss) from ongoing operations	$(4.1)	$0.5	$(4.6)	(12.0)%
* Not meaningful ("NM")

(f) Net debt is calculated as follows:

	September 30,	December 31,
($ in millions)	2024	2023
Short-term debt	$1.4	$—
ABL revolving facility (matures on June 30, 2026) (h)	122.0	126.3
Long-term debt	20.0	20.0
Total debt	143.4	146.3
Less: Cash and cash equivalents	2.7	9.7
Less: Restricted cash	3.9	3.8
Net debt	$136.8	$132.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(g)    Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense has been included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company's Second Amended and Restated Credit Agreement, which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations. During the third quarter of 2023, the Company remeasured the pension plan, which resulted in a pre-tax pension settlement loss in the condensed consolidated results of operation of $25.6 million. The remeasurement of the pension benefit obligation and plan assets was triggered by $64.5 million of lump sum distributions from the pension plan assets which exceeded the pension plan's service and interest cost. On November 3, 2023, the pension plan termination and settlement process was completed, and the Company’s relevant pension plan obligation was transferred to Massachusetts Mutual Life Insurance Company. This completed the pension plan termination process that began in February 2022. As a result of the routine administrative process to transition the pension plan, the Company recognized a $2.0 million charge to adjust the initial purchase price of the nonparticipating single premium group annuity contract.
(h)    The ABL Facility has customary representations and warranties including, as a condition to each borrowing, that all such representations and warranties are true and correct in all material respects (including a representation that no Material Adverse Effect (as defined in the ABL Facility) has occurred since December 31, 2022). In the event that the Company cannot certify that all conditions to the borrowing have been met, the lenders can restrict the Company’s future borrowings under the ABL Facility. Because a Cash Dominion Period (as defined in the ABL Facility) was in effect as of September 30, 2024 and December 31, 2023 and the Company is required to represent that no Material Adverse Effect has occurred as a condition to borrowing, the outstanding debt under the ABL Facility (all contractual payments due on June 30, 2026) was classified as a current liability in the consolidated balance sheets as of the dates presented.
In accordance with the ABL Facility, the lenders have been provided with the Company’s financial statements, covenant compliance certificates and projections to facilitate their ongoing assessment of the Company. Accordingly, the Company believes the likelihood that lenders would exercise the subjective acceleration clause whereby prohibiting future borrowings is remote. As of September 30, 2024, the Company was in compliance with all debt covenants.

(i)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three and nine months ended September 30, 2024 and 2023 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2024	2023	2024	2023
Net income (loss) as reported under GAAP[1]	$(3.9)	$(50.4)	$8.1	$(70.3)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	3.7	0.5	3.8
Gain associated with the investment in kaléo	—	—	(0.1)	(0.2)
(Gains) losses from sale of assets and other	2.3	3.4	5.7	6.0
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	0.7	—	1.5
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane	1.8	—	1.8	—
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	2.4	—	7.6
Pension settlement loss[2]	—	20.0	—	20.0
Goodwill impairment	—	15.1	—	27.0
Net income (loss) from ongoing operations[1]	0.2	(5.1)	16.0	(4.6)
Depreciation and amortization	6.5	7.6	19.8	20.9
Stock option-based compensation costs	—	—	—	0.2
Interest expense	3.5	3.1	10.3	7.8
Interest income	—	(0.1)	—	(0.1)
Income taxes from ongoing operations[1]	(0.1)	(1.4)	3.7	0.5
Consolidated EBITDA from ongoing operations	$10.1	$4.1	$49.8	$24.7
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e). 2. For more information, see Note (g).

(j)    The following tables represent unaudited supplemental pro forma consolidated net sales and Consolidated EBITDA from ongoing operations for the three and nine months ended September 30, 2024, as if the sale of Terphane had occurred at the beginning of each period presented. In addition, unaudited supplemental pro forma earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") for the twelve months ended September 30, 2024 and a pro forma net leverage ratio as of September 30, 2024 has been provided below. The pro forma financial information is for comparative purposes only and is based on certain factually supported estimates and assumptions, which the Company believes to be reasonable, but not necessarily indicative of future operating results or financial position or the results that would have been reported if the sale had been completed at the beginning of each period presented. These results were not used as part of management's analysis of the financial results and performance of the Company as of and for the period ended September 30, 2024 since the Company reported the results for Terphane as a continuing operation as of September 30, 2024, due to the uncertainty related to the Brazilian merger review process.

	Three Months Ended September 30,	Nine Months Ended September 30,
($ in thousands)	2024	2024
Pro forma net sales
Aluminum Extrusions	$115,717	$349,353
PE Films	24,879	78,811
Total pro forma net sales	140,596	428,164
Add back freight	7,085	20,833
Add back pro forma discontinued operation net sales[1]	34,370	99,205
Sales as shown in the condensed consolidated statements of income	$182,051	$548,202
1. Reflects the Company's current best estimate of pre-tax revenue and expenses of the Terphane business prepared in accordance with discontinued operations guidance set forth in Accounting Standards Codification ("ASC") 205 Presentation of Financial Statements.

	Three Months Ended September 30,	Nine Months Ended September 30,
($ in millions)	2024	2024
Pro forma consolidated EBITDA from ongoing operations
Net income (loss) as reported under GAAP[1]	$(3.9)	$8.1
Income tax expense (benefit)[1]	0.9	3.6
Income (loss) before income taxes as shown in the condensed consolidated statements of income	(3.0)	11.7
Discontinued operations before taxes[2]
EBIT from ongoing operations	(3.0)	(6.7)
Interest expense	1.8	5.5
Plant shutdowns, asset impairments, restructurings and other	0.1	0.1
Corporate expenses, net	1.1	(0.4)
Pro forma income (loss) from continuing operations before income tax	(3.0)	10.2
Pre-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.6
Gain associated with the investment in kaléo	—	(0.1)
(Gains) losses from sale of assets and other	2.4	6.1
Pro forma net income (loss) from ongoing operations before income tax	(0.6)	16.8
Depreciation and amortization	5.8	17.6
Interest expense	1.6	4.8
Pro forma consolidated EBITDA from ongoing operations	$6.8	$39.2
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. Reflects the Company's current best estimate of pre-tax revenue and expenses of the Terphane business prepared in accordance with discontinued operations guidance set forth in ASC 205 Presentation of Financial Statements.

As of or for Twelve Months Ended September 30, 2024(5)
($ in millions)
Net leverage ratio
Net debt(1)	$136.8
Credit EBITDA(2)	$59.1
Net leverage ratio	2.3

Pro forma net debt
Net debt(1)	$136.8
Debt reduction associated with the sale of Terphane(3)	(78.0)
Pro forma net debt	$58.8

Pro forma Credit EBITDA
Credit EBITDA(2)	$59.1
Discontinued operations EBITDA from ongoing operations(4)	(11.2)
Discontinued operations corporate expenses, net(4)	(0.8)
Pro forma Credit EBITDA	$47.1

Pro forma net leverage ratio
Pro forma net debt	$58.8
Pro forma Credit EBITDA	$47.1
Pro forma net leverage ratio	1.2
1. For more information, see Note (f).
2. For more information, refer to the "Liquidity and Capital Resources" section in the Third Quarter From 10-Q.
3. On November 1, 2024, Tredegar received $60 million in cash, which is net of Terphane's debt assumed by Oben Group of $20 million and Terphane's cash retained by Oben Group of $2 million. Accordingly, on a cash-free and debt-free basis, the enterprise value of the Terphane transaction at closing for Tredegar was $78 million.
4. Reflects the Company's current best estimate of pre-tax revenue and expenses of the Terphane business prepared in accordance with discontinued operations guidance set forth in ASC 205 Presentation of Financial Statements.
5. Actual and pro forma Credit EBITDA amounts are for the twelve months ended September 30, 2024, and actual or pro forma net debt amounts are as of September 30, 2024.

Upon the earlier of September 30, 2025 or the date the Company receives the proceeds from the sale of Terphane (the “ABL Adjustment Date”), the $180 million ABL Facility will be reduced to $125 million. On November 1, 2024, with the closing of the sale of Terphane, the ABL Adjustment Date has occurred. Following the ABL Adjustment Date, the minimum Credit EBITDA (as defined in the ABL Facility) and minimum liquidity financial covenants were replaced with a minimum fixed charge coverage ratio of 1.00:1.00 that will be triggered in the event that availability is less than 10% of $125 million commitment amount and continuing thereafter until availability is greater than 10% of the $125 million commitment amount for 30 consecutive days. On a pro forma basis after giving effect to the completion of the sale of Terphane and the use of the related proceeds, the Company determined it was in compliance with the post-ABL Adjustment Date financial covenant. For more information, refer to Note 10 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q.
(k)    During 2023, uncertainty about the timing of a recovery in the consumer electronics market persisted, and manufacturers in the supply chain for consumer electronics continued to experience reduced capacity utilization and inventory corrections. In light of the limited visibility on the timing of a recovery and the expected adverse future impact to the Surface Protection business, coupled with a cautious outlook on new product development opportunities, the Company performed a Step 1 goodwill impairment analysis, as of June 30, 2023 and September 30, 2023, of the Surface Protection component of PE Films. The analyses concluded that the fair value of Surface Protection was less than its carrying value, thus a non-cash partial goodwill impairment of $34.9 million ($27.0 million after deferred income tax benefits) was recognized during 2023. As of December 1, 2023, the Company’s reporting units with goodwill were Surface Protection in PE Films and Futura in Aluminum Extrusions. Both of these reporting units have separately identifiable operating net assets (operating assets including goodwill and identifiable intangible assets net of operating liabilities). The Company's Step 0 analysis of these reporting units concluded that it is more likely than not that the fair value of each reporting unit was greater than its carrying value. Therefore, the Step 1 quantitative goodwill impairment tests for these reporting units were not necessary. The Surface Protection and Futura reporting units had goodwill in the amounts of $22.4 million and $13.3 million, respectively, at December 31, 2023.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com